SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                          Commission File Number   33-84894
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                          MLCC Mortgage Investors, Inc.
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          (Exact name of registrant as specified in their charters)

    4802 Deer Lake Drive East, Jacksonville, FL 32246, Tel: (904) 928-6000
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        (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

               $276,159,000 (Approximate) Investor Certificates
    ML Revolving Home Equity Loan Asset Backed Certificates, Series 1996-2
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           (Title of each class of securities covered by this Form)

                                    None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)           / /       Rule 12h-3(b)(1)(ii)   / /
          Rule 12g-4(a)(1)(ii)          / /       Rule 12h-3(b)(2)(i)    / /
          Rule 12g-4(a)(2)(i)           / /       Rule 12h-3(b)(2)(ii)   / /
          Rule 12g-4(a)(2)(ii)          / /       Rule 15d-6             /x/
          Rule 12h-3(b)(1)(i)           / /

     Approximate  number of  holders of  record  as of  the certification  or
notice date:   14
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     Pursuant to  the requirements  of the Securities  Exchange Act  of 1934,
MLCC Mortgage Investors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  January   27  , 1997                  BY: /s/ Robert J. Smith
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                                             Name:  Robert J. Smith
                                             Title:  Senior Vice President